Promotora Valle Hermoso Board of Directors Addresses Its Shareholders

ORLANDO, Fla., Nov. 30, 2006 (PRIME NEWSWIRE) -- Promotora Valle Hermoso (OTCBB: PVLH) today announced the distribution of the following address to its shareholders:

Dear Shareholder,

We would like to take a chance to welcome you into the Promotora Valle Hermoso family and to give you an update on the company history and its targets.

Promotora Valle Hermoso ("Beautiful Valley Promoter") engages in the design, construction, and marketing of single-family and multifamily homes. The company operates primarily in the construction and development market in the city of Quito, the capital of the Republic of Ecuador, and the suburbs of the capital.

Promotora Valle Hermoso started as a family construction business with the "Los Rosales," a development project of 37 houses, located in Calderon, 20 minutes far from Quito.

The company is positioned to take advantage of the tremendous opportunity in the rapidly growing real estate development market in Ecuador. The company has already published its financial targets for 2006 and 2007 and the Board of Directors would also like you to know that the company will use its best efforts to achieve a listing on major stock exchange within the coming year.

Sincerely,
Board of Directors
Promotora Valle Hermoso

About Promotora Valle Hermoso:

Promotora Valle Hermoso invests financial resources in housing projects in Quito, Ecuador and its suburbs. Its goal is to build real estate, which offers comfort and space to families preferring a lifestyle in a harmonious and peaceful environment. Housing inner-areas have natural lighting, resulting in energy savings, and are equipped with modern technology installations.

Promotora Valle Hermoso targets a housing deficit of 1,200,000 houses in a country that has a yearly growth of just 60,000 housing solutions. The efficient structure of Promotora Valle Hermoso allows building fast economy housing and targets providing the middle-class population with affordable living.

More detailed information on the housing projects can be found on the Promotora Valle Hermoso corporate website: http://www.promotoravh.com/indexe.html.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward- looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to revise or update any forward- looking statements in order to reflect any event or circumstance that may arise after the date of the press release.

CONTACT:

Promotora Valle Hermoso, Inc.
Ms. Fanny P. Narvaez Marin, Vice President U.S. Operations
(800) 377-2137
info@promotoravh.com